Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fulton Financial Corporation on Form S-4 of our report dated December 17, 2021, relating to the consolidated financial statements of Prudential Bancorp, Inc., included in the Annual Report on Form 10-K of Prudential Bancorp, Inc. for the year ended September 30, 2021, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

April 20, 2022

S.R.Snodgrass, P.C. ● 2009 Mackenzie Way, Suite 340 ● Cranberry Township, Pennsylvania 16066 ● Phone: 724-934-0344 ● Fax: 724-934-0345